Exhibit 99.1

F O R I M M E D I A T E R E L E A S E

August 6, 2014
For more information contact: Scott Estes (419) 247-2800
Scott Brinker (419) 247-2800

HCN ANNOUNCES EXECUTIVE PROMOTIONS, TITLE CHANGES,

AND EXPANDED ROLES FOR LEADERSHIP TEAM

Toledo, Ohio, August 6, 2014…..Health Care REIT, Inc. (NYSE:HCN) announced today several executive promotions, title changes and expansions of roles, effective July 31, 2014. This announcement results from the previously announced creation of HCN’s Management Committee, which, along with CEO Tom DeRosa, provides leadership in the organization and in the marketplace and positions the company to deliver on its commitments to growth and excellence. The Management Committee was created in April 2014, and, at that time, five members of the senior management team were promoted to serve on the committee.

Scott M. Brinker becomes EVP- Chief Investment Officer. He is responsible for establishing the company’s investment strategy and for managing all aspects of the investment process. He has direct responsibility for investment decisions, management of the Investment Team, identifying new business opportunities and managing key client relationships. Mr. Brinker has played an integral role in originating, evaluating, structuring, and managing the company’s portfolio since 2001 and most recently held the title of EVP-Investments.

Scott A. Estes remains EVP- Chief Financial Officer. He is responsible for developing the company’s financial strategy, managing the organization’s financial health and directing the fiscal functions of the company in accordance with all accounting, regulatory and advisory expectations. He has direct oversight of all Finance, Accounting, and Treasury functions, as well as secondary accountability for Internal Audit. His role will expand to include the management of HCN’s Legal and Tax teams, resources and processes. He assumed the role of CFO in 2006 and joined the company in 2003.

Charles J. Herman, Jr. becomes EVP- President, Seniors Housing and Post-Acute. He is responsible for managing relationships with key industry partners, leading the development of new business relationships and opportunities and advancing the company’s thought leadership in seniors housing and post-acute in current and future markets. He has worked in various capacities with the company since 2000 including EVP and Chief Investment Officer since 2006.

Erin C. Ibele has been promoted to EVP- Head of Human Capital and Corporate Secretary. She is responsible for managing all aspects of people and performance and corporate communications for the company. She continues to serve as Corporate Secretary and manages the company’s headquarters based in Toledo, Ohio. Ms. Ibele has worked in various capacities with the company since 1986 and most recently held the title of Senior Vice President—Administration & Corporate Secretary. She is HCN’s longest serving employee.

Jeffrey H. Miller becomes EVP- Chief Operating Officer. He is responsible for managing all operational aspects of the company. He has direct oversight of the Medical Facilities Group, Information Management and Systems, Financial Planning & Analysis and satellite offices including California and the United Kingdom. Mr. Miller has served as Executive Vice President and General Counsel of HCN since 2006, and assumed the additional title of Executive Vice President of Operations in 2009. He joined the company in 2004.

HCN also announced today the promotion of a senior manager.

Jay Morgan has been promoted to SVP- Head of Medical Facilities Group. He will report to Jeff Miller. Mr. Morgan has worked in HCN’s investment and finance departments. Prior to his current role as Senior Vice President—Finance, he served as Senior Vice President—Medical Facilities Group. He joined the company in 1996 as an Investment Analyst. From 2002 to 2006, he served as Associate and Vice President in the real estate investment banking group of Lehman Brothers. He then returned to HCN and has been a vital part of the company’s growth.

Additionally, Mike Crabtree remains an Executive Officer of the Company. He continues to report to Scott Estes and to serve as SVP and Corporate Treasurer.

“I’m proud to work with the best management team in the industry. Their consistent leadership, performance and vision established HCN as the market leader with the best quality portfolio and operator relationships and ensures the company remains the benchmark for the health care real estate sector,” said Tom DeRosa, HCN’s CEO. “Through these role changes, we are streamlining workflow processes and identifying development opportunities for people at all levels of the organization. We’re now even better positioned to execute on our strategy and grow our unique platform.”

About Health Care REIT, Inc. HCN, an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of June 30, 2014, the company’s broadly diversified portfolio consisted of 1,224 properties in 46 states, the United Kingdom and Canada. More information is available on the company’s website at www.hcreit.com.